As filed with the Securities and Exchange Commission on December 14, 2004

File No. 333-91367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BNS Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1953457
(State Or Other Jurisdiction Of Incorporation Or Organization)	(I.R.S. Employer Identification No.)

25 Enterprise Center, Suite 103

Middletown, Rhode Island 02842

(Address Of Principal Executive Offices, Including Zip Code)

1999 Equity Incentive Plan

(Full title of the plan)

Michael Warren

President

BNS Holding, Inc.

25 Enterprise Center, Suite 103

Middletown, Rhode Island 02842

(401) 848-6300

(Name, Address and Telephone Number, including Area Code, of Agent For Service)

Post-Effective Amendment No. 1

BNS Holding, Inc., a Delaware corporation (the “Registrant”), files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 as the successor registrant to BNS Co. (formerly named Brown & Sharpe Manufacturing Company), a Delaware corporation (“BNS”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Post-Effective Amendment is filed to reflect the adoption by BNS of a holding company organizational structure in accordance with Section 251(g) of the Delaware General Corporation Law (“DGCL”).

Effective December 14, 2004, BNS reorganized into a holding company form of structure, whereby the Registrant became the holding company for BNS and its subsidiaries. The holding company’s organizational structure was effected by a merger conducted pursuant to Section 251(g) of the DGCL, which provides for the formation of a holding company structure without a vote of the stockholders of the corporation (here BNS) which becomes a subsidiary of the Registrant.

In the merger, BNS Holdings Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), merged with and into BNS with BNS as the surviving corporation. Prior to the reorganization, the Registrant was a direct, wholly owned subsidiary of BNS and Merger Sub was an indirect, wholly owned subsidiary of the Registrant. Both the Registrant and Merger Sub were organized for the sole purpose of implementing the holding company structure. As a result of the merger, BNS became a direct, wholly owned subsidiary of the Registrant.

Pursuant to the merger, (i) each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of BNS was converted into one share of Class A Common Stock, par value $0.01 per share, of the Registrant, (ii) each issued and outstanding share of Class B Common Stock, par value $0.01 per share, of BNS was converted into one share of Class B Common Stock, par value $0.01 per share, of the Registrant, (iii) each issued and outstanding share of Merger Sub was converted into one share of Common Stock of BNS, and the separate corporate existence of Merger Sub ceased, and (iv) all of the issued and outstanding shares of the Registrant owned by BNS were automatically canceled and retired. In addition, each issued but not outstanding share of BNS Class A Common Stock and BNS Class B Common Stock, held in the Treasury of BNS, was converted into one share of issued but not outstanding share, held in the Treasury of the Registrant, of Class A Common Stock and Class B Common Stock, respectively, of the Registrant. As a result, each stockholder of BNS received securities of the same class, evidencing the same proportional interests in the Registrant and having the same designations, rights, powers and preferences and qualifications, limitations and restrictions, as those that the stockholder held in BNS. In addition, in connection with the merger, BNS’s 1999 Equity Incentive Plan (the “Plan”) was assumed by the Registrant and any outstanding options under the Plan were converted into an option to purchase, upon the same terms and conditions, an identical number of shares of the capital stock of the Registrant. As of the date hereof, there are no options outstanding under the Plan. All outstanding shares of BNS restricted stock previously awarded under the Plan became outstanding restricted shares of the Registrant.

The Class A Common Stock of the Registrant will continue to be listed and traded on the Boston Stock Exchange under the symbol “BNC” and traded on the Nasdaq Over-The-Counter

Bulletin Board under the symbol “BNSXA.OB” without interruption. In accordance with Section 251(g) of the DGCL, the provisions of the certificate of incorporation and by-laws of the Registrant are identical (except as otherwise permitted by Section 251(g) of the DGCL) to those of BNS prior to the holding company reorganization. The directors and executive officers of the Registrant are the same individuals who were directors and executive officers, respectively, of BNS immediately prior to the merger.

In connection with the merger, the Registrant became liable for and assumed all the obligations and duties of BNS under that certain Rights Agreement, dated as of February 13, 1998, as amended (the “Rights Agreement”) by and between EquiServe Trust Company, N.A., as Rights Agent, and BNS. Accordingly, until the occurrence of certain events specified in the Rights Agreement, the rights thereunder will be represented by the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, of the Registrant, are not transferable separately from the associated shares of Class A Common Stock or Class B Common Stock, as the case may be, and are automatically transferred upon transfer of the associated Class A Common Stock or Class B Common Stock, as the case may be. In addition, the Registrant has adopted and assumed all of the obligations and duties of BNS Co. under the various Indemnity Agreements between BNS Co. and directors and officers of BNS Co.

In accordance with Rule 414, the Registrant, as the successor registrant to BNS, hereby expressly adopts Registration Statement No. 333-91367 on Form S-8 as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The registration fees were paid at the time of filing the original Registration Statement on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Middletown, State of Rhode Island, on this 14th day of December, 2004.

BNS Holding, Inc.

By:	/s/ Michael D. Warren
Name:	Michael D. Warren
Title:	President, Chief Executive Officer and Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael D. Warren	Dated: December 14, 2004
Name: Michael D. Warren
Title: President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Richard M. Donnelly	Dated: December 14, 2004
Richard M. Donnelly, Director

/s/ J. Robert Held	Dated: December 14, 2004
J. Robert Held, Director

/s/ James Henderson	Dated: December 14, 2004
James Henderson, Director

/s/ Jack Howard	Dated: December 14, 2004
Jack Howard, Director

/s/ Kenneth N. Kermes	Dated: December 14, 2004
Kenneth N. Kermes, Director

/s/ Roger E. Levien	Dated: December 14, 2004
Roger E. Levien, Director

/s/ Henry D. Sharpe, III	Dated: December 14, 2004
Henry D. Sharpe, III, Director